EXHIBIT 99.4

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	October 28	October 29
	2007	2006
Cash flows from operating activities:
Net income	$24,523	$29,332
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	98,018	90,678
Gain on sale of facility	(2,254)	-
Minority interest in income of consolidated subsidiaries	2,539	5,592
Consolidation, restructuring and related charges	-	15,639
Changes in assets and liabilities and other	11,867	(25,042)

Net cash provided by operating activities	134,693	116,199

Cash flows from investing activities:
Purchases of property, plant and equipment	(94,132)	(94,646)
Purchases of short-term investments and other	(3,100)	(82,582)
Proceeds from sales of investments and other	66,304	104,962
Proceeds from sale of facility and other	5,784	-
Investment in joint venture, technology and supply agreements	(3,499)	(120,505)
Acquisition of additional interest in PK Ltd.	-	(8,432)

Net cash used in investing activities	(28,643)	(201,203)

Cash flows from financing activities:
Repayments of long-term debt and other	(94,587)	(8,566)
Proceeds from long-term debt	4,303	20,303
Proceeds from issuance of common stock	988	1,809
Other	(1,575)	-

Net cash (used in) provided by financing activities	(90,871)	13,546

Effect of exchange rate changes on cash	1,445	4,834

Net increase (decrease) in cash and cash equivalents	16,624	(66,624)
Cash and cash equivalents, beginning of period	129,425	196,049

Cash and cash equivalents, end of period	$146,049	$129,425

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$51,582	$18,692
Capital lease obligation for purchases of property, plant and
equipment	$19,912	$-